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                                                                  EXHIBIT 10.11


                              SEPARATION AGREEMENT

                  This Separation Agreement (the "Agreement") is made and entered into as of February 9, 2001, by and between Lodgian, Inc., a Delaware corporation with its principal offices located in Atlanta, Georgia (the "Company"), and Robert S. Cole, an individual resident of Georgia (the "Executive").

                      STATEMENT OF BACKGROUND INFORMATION

         A. Executive is employed as President and Chief Executive Officer and serves as a member of Company's Board of Directors, and Executive and Company are parties to an Employment Agreement dated as of December, 1998 (the "Employment Agreement").

         B. Executive has, with Company's consent, resigned his position as President and Chief Executive Officer of Company, effective as of February 9, 2001 (the "Effective Date").

         C. Company intends to retain Executive to perform certain services following the Effective Date under different terms of employment as set forth in this Agreement.

         D. Executive and Company desire to enter into this Agreement to settle fully and finally any differences that might arise under the Employment Agreement, Executive's employment and termination of employment with Company, and Executive's rendering of services to Company after the Effective Date.

                             STATEMENT OF AGREEMENT

                  In consideration of the mutual covenants and obligations set forth herein, the receipt and adequacy of which are expressly acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

         1. Termination of Employment Agreement. (a) Termination Date. The Employment Agreement, and Executive's employment thereunder, shall terminate on the Effective Date. Executive shall continue to serve as a non-officer employee through March 2, 2001 (the "Employment Termination Date") and thereafter as a member of Company's Board of Directors and as a consultant providing transition assistance and strategic and financial advisory services to Company's Chief Executive Officer (the "Consulting Services").

                  (b) Severance Payment. Within ten (10) days following the Employment Termination Date, Company shall pay to Executive in immediately available funds the sum of $750,000, subject to applicable tax withholding requirements, in full settlement of all amounts due Executive by reason of the termination of the Employment Agreement (but excluding any amounts or benefits due under Company's benefit plans, including COBRA benefits and 401(k) plan benefits).

         2. Consulting Arrangement. (a) Term of Engagement. Executive's Consulting Services to Company shall commence March 3, 2001, and shall continue until the first to occur of (i) Company's notification of Executive that Executive's Consulting Services are no longer


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required by Company; (ii) Executive's death or incapacity; or (iii) March 31,
2002 (the "Consulting Period"). Throughout the Consulting Period, Executive shall be available in Atlanta, Georgia to perform the Consulting Services as Company may reasonably request, subject to reasonable advance notice.

                  (b) Compensation for Consulting Services. As compensation in full for Executive's Consu lting Services, Company shall pay Executive in immediately available funds the sum of $750,000 on or before March 8, 2001 (the "Consulting Fee"). Employee shall be treated as an independent contractor for all purposes associated with the consulting arrangement contemplated by this Section 2, including employment and income tax purposes. Executive shall be reimbursed for any expenses, including travel costs, incurred at Company's request.

                  (c) Office Facility. Company shall continue to provide through April 27, 2001, office space and administrative assistance to Executive at Company's principal office in Atlanta, Georgia at a level substantially equivalent to that provided immediately prior to the Effective Date, regardless of the duration of the Consulting Period. Thereafter, Executive shall be responsible for his own office and office expenses associated with the provision of the Consulting Services.

                  (d) Director Compensation. Notwithstanding any provision of this Agreement, Executive will receive from Company the compensation and benefits accorded outside directors of Company for so long as Executive continues to serve as a director of Company.

         3. Confidentiality and Non-Solicitation Covenants. Executive will comply with the provisions of Section 13 of the Employment Agreement (dealing with confidentiality and nondisclosure) in all respects as though the Employment Agreement terminated at the end of the Consulting Period, and Company shall continue to have all legal and equitable remedies available to it under the Employment Agreement to enforce Executive's compliance with such provisions.

         4. Mutual Release. (a) Release of Company. Except for the obligations of Company under this Agreement and any benefits to which Executive is entitled under any employee benefit plan sponsored or maintained by Company, Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, (the "Released Parties") from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity ("Claims"), which Executive ever had or now has against the Released Parties, including any Claims arising by reason of or in any way connected with any employment relationship or Employment Agreement which existed between Company, or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Agreement is intended to cover all Claims which may be traced either directly or indirectly to the aforesaid employment relationship, any change in Executive's position, title, or responsibility during that relationship, and the termination of that relationship, that Executive has, had, or purports to have,


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from the beginning of time to the present, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship, including, but not limited to, Claims for employment discrimination under federal or state law; Claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq. or the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Claims for statutory or common law wrongful discharge; Claims for attorney's fees, expenses and costs; Claims for defamation; Claims for intentional infliction of emotional distress; Claims for wages; and Claims for any contingent development fee obligations incurred by Company in connection with the Servico/Impac merger.

                  (b) Release of Executive. Company, for itself, its successors, assigns, attorneys, and all those entitled to assert its rights, now and forever hereby releases and discharges Executive from any and all Claims which Company ever had or now has against Executive, including any Claims arising by reason of or in any way connected with Executive's employment relationship with Company, whether known or unknown.

         5. Confidentiality and Non-Disparagement. Executive and Company covenant and warrant that they have not and will not disclose or publish, verbally, in writing or otherwise, to any person or entity the amount of consideration passing pursuant to this Agreement, or any other term or consideration passing pursuant to this Agreement. The parties specifically except from this limitation the following: as to Executive, his tax advisor(s), his immediate family, and the Internal Revenue Service; as to Company, its attorneys, accountants, directors, and only those employees determined to have a bona fide need to know the information, in Company's good faith determination, as well as any disclosures required by state or Federal law or stock exchange regulation, including but not limited to the Securities and Exchange Act of 1934 and New York Stock Exchange. Executive and Company further covenant and warrant that neither will make any statements or comments of a defamatory or disparaging nature to third parties, including Company's customers or potential employers of Executive, regarding Executive, Company or its directors, officers, personnel, or products.

         6. Indemnification of Executive. Company shall not limit, restrict, rescind or otherwise modify its policies governing indemnification of Company's directors and officers in any manner that adversely affects Executive, and all indemnification obligations of Company to Executive, including those arising under the Employment Agreement and under the Amended and Restated Plan of Merger dated July 22, 1998 by and between Company, Servico, Inc., Impac Hotel Group, L.L.C. and the other parties thereto, shall survive in accordance with the terms in effect immediately prior to the Effective Date.

         7. Legal Expenses. (a) Negotiation and Preparation. All reasonable costs and expenses, including fees and disbursements of counsel, incurred by Executive in the negotiation and preparation of this Agreement up to $10,000 shall be promptly paid on behalf of, or reimbursed to, Executive by Company.

                  (b) Enforcement. If Executive incurs legal or other fees and expenses in an effort to secure, preserve or establish entitlement to compensation or benefits under this Agreement, Company shall reimburse Executive for such fees and expenses within ten (10) days after his request for reimbursement accompanied by evidence that the fees and expenses have


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been incurred. If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of the claim asserted by Executive, and if Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for such claim and acted in bad faith, no reimbursement of such fees and expenses incurred directly in respect of such claim shall be due Executive and Executive shall refund to Company any such amounts previously reimbursed with respect to such claim.

         8. Entire Agreement. This Agreement embodies the entire agreement of the parties and supercedes any prior written or oral agreement between the parties, including, without limitation, the Employment Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         9. Waiver. The waiver by Company of a breach of any provision of this Agreement by Executive shall not operate or be constituted as a waiver of any subsequent breach by him. The waiver by Executive of a breach of any provision of this Agreement by Company shall not operate or be construed as a waiver of any subsequent breach by Company.

         10. Governing Law. This Agreement shall be subject to, and governed by, the internal laws of the State of Georgia, without regard to choice of law principles.

         11. Assignability; Successors. The obligations of Executive may not be delegated and, Executive may not, without Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Company and Executive agree that this Agreement and each of Company's rights and obligations hereunder shall be assumed by and binding upon any corporation or other business entity which succeeds to the assets or conducts the business of Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise (a "Successor"). In the event that another corporation or other business entity becomes a Successor of Company, then the Successor shall, by an agreement in form and substance reasonably satisfactory to Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if there had been no Successor.

         12. Construction and Enforcement. In construing and enforcing this Agreement, the following rules shall be followed:

                  (a) Control of Drafting. Each provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party. No consideration shall be given to the fact or presumption that any party had a greater or lesser hand in drafting this Agreement.

                  (b) Captions. In construing and enforcing this Agreement, no consideration shall be given to the captions of the articles, sections or subsections of this Agreement, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction.

                  (c) Including. The word "include" and its syntactical forms mean "include, but are not limited to," and corresponding syntactical forms. The principle of ejusdem generis


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shall not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word "including."

                  (d) Definitions. A defined term has its defined meaning throughout this Agreement, regardless of where in this Agreement it is defined.

                  (e) Internal Cross-References. Unless otherwise noted, reference to a Section means a section of this Agreement and may be understood to mean, for example, "Section 2 of this Agreement." The term Section is used variously to identify entire Sections (as in "Section 2," subsections (as in "Section 2(a)" and clauses (as in "Section 2(a)(i).")

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         14.      Time. Time is of the essence of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                     LODGIAN, INC.


                                     By:
                                        ---------------------------------------
                                        Chairman
                                        Joseph C. Calabro


                                        ---------------------------------------
                                                 Robert S. Cole


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